DBA SYSTEMS, INC.
EXHIBIT INDEX

                                                   	Page No.

Exhibit 11 - Computation of earnings per share	        10
Exhibit 27 - Financial Data Schedule                   11

EXHIBIT 11

DBA SYSTEMS, INC.
COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share information)
(Unaudited)

                                	Three Months Ended       	Nine Months Ended
                                   	    March 31		               March 31
	                                    1995    	1994           	1995    	1994
Net income	(A)	                      $530    	$ 65          	$1,192   	$444
Interest on convertible debentures
- -net	of tax effect 		                          	40                    		161
Amortization of registration costs
	incurred in the issuance of
 convertible debentures-net of
 tax effect                  				                1		              	       3
Adjusted net income	(B)              $530    	$106          	$1,192   	$608

Weighted average shares outstanding	4,405   	4,322           	4,374  	4,063
Incremental shares - stock options		  119     	122	              72      89
Subtotal	(C)                       	4,524   	4,444           	4,446  	4,152
Incremental shares - stock options			                            	4      	5
Assumed conversion of convertible
	debentures					                                99                 				 208
Total	(D)                          	4,524   	4,543           	4,450  	4,365

Net earnings per common and common
	equivalent share 	(A/C)            	$.12    	$.01            	$.27   	$.11

Net earnings per common share,
 assuming full dilution	(B/D)       	$.12    	$.01            	$.27   	$.11
